Exhibit 99.1
News Release
For Immediate Release: June 11, 2019
H&R Block Reports Fiscal 2019 Results; Enters into Agreement to Acquire Wave Financial; Announces Dividend Increase and Extension of Share Repurchase Authorization

▪	Achieved overall U.S. tax return growth, outpacing the industry for the second consecutive year.

▪	Reported fiscal 2019 revenues and margins at the high end of previously-provided outlook.

▪	Signed definitive agreement to acquire Wave Financial, Inc. (“Wave”), accelerating the company’s strategy in the large and expanding small business market, providing new growth opportunities.

▪	Announced dividend increase to an annual rate of $1.04, or $0.26 per quarter, representing a 4 percent increase over the prior year.

▪	Repurchased approximately 7.9 million shares for $185 million during the fiscal year; extended share repurchase authorization to June 2022.

▪	Company will share its financial outlook for fiscal 2020 during its earnings conference call today at 8:30 a.m. Eastern time.

KANSAS CITY, Mo. - H&R Block, Inc. (NYSE: HRB) today released its financial results for the fiscal year ended April 30, 2019. Following a strong tax season, the company achieved revenues of $3.1 billion1 and EBITDA margin of 25.8 percent. These results reflect strategic investments the company announced at the start of the fiscal year in pricing, technology, and operational initiatives to drive long-term growth.
For fiscal 2019, U.S. tax returns prepared by or through H&R Block increased 1.5 percent, to 20.3 million. Overall client growth was driven by DIY online growth of 9.3 percent, as the company provided enhanced value for consumers through improvements in the user experience, and also increased awareness. Assisted returns decreased 1.7 percent, which was anticipated due to the elimination of the Free Federal 1040EZ promotion.
“I’m pleased with how our associates and franchisees executed year one of our enterprise strategy, as our strategic investments led to numerous improvements across our tax business,” said Jeff Jones, H&R Block’s president and chief executive officer. “We delivered great value for our clients and took overall market share by offering upfront transparent pricing, focusing on the quality of our service, enhancing our DIY offerings, and innovating in Virtual. I’m excited about our future as we continue to strengthen the relevance of H&R Block by offering consumers industry-leading choice and value. Additionally, we entered into an agreement to acquire Wave, which will enable us to accelerate our small business strategy and broaden our product suite, ultimately providing new growth opportunities for H&R Block.”

[1]	All amounts in this release are unaudited. Unless otherwise noted, all comparisons refer to the current period compared to the corresponding prior year period.

Fiscal 2019 Results From Continuing Operations
"We executed well against our objectives for fiscal 2019 and it showed in our results, as we achieved the high end of our revenue and margin expectations," said Tony Bowen, H&R Block's chief financial officer. "We were also able to return a significant amount of capital to our shareholders while maintaining a strong balance sheet, which provides us financial flexibility as we work toward long-term, sustainable growth."

(in millions, except EPS)	Fiscal Year 2019	Fiscal Year 2018
Revenue	$3,095	$3,160
Pretax Income	$545	$669
Net Income	$445	$627
Weighted-Avg. Shares - Diluted	206.7	210.2
EPS[2]	$2.15	$2.98
EBITDA[3]	$799	$941

Key Financial Metrics

▪
Total revenues of $3.1 billion decreased 65 million, or 2.1 percent, as anticipated, driven by targeted price decreases in our U.S. Assisted tax business. This decrease was partially offset by increased U.S. DIY tax preparation fees resulting from increased return volumes and favorable product mix.

▪	Total operating expenses of $2.5 billion increased $71 million, or 3.0 percent, primarily due to planned investments in technology as well as an increase in marketing expenses.

▪	Pretax income of $545 million decreased $124 million, or 18.5 percent.

▪
The company’s effective tax rate increased to 18.3 percent in fiscal 2019 from 6.3 percent in fiscal 2018. The effective tax rate in fiscal 2018 was unusually low due to the timing of the change in federal corporate tax rates.

▪
Net income from continuing operations of $445 million decreased $182 million, or 29.0 percent, primarily due to the decrease in pretax income as well as the change to the company's effective tax rate. EBITDA from continuing operations of $799 million decreased $142 million, or 15.1 percent, reflecting an EBITDA margin of 25.8 percent.[3]

▪	Diluted earnings per share from continuing operations of $2.15 decreased $0.83, or 27.9 percent. Approximately $0.32 of the $0.83 decrease was due to a higher effective tax rate.

2 All per share amounts are based on fully diluted shares at the end of the corresponding period.
3 The company reports non-GAAP financial measures of performance, including earnings before interest, tax, depreciation, and amortization (EBITDA), EBITDA margin and free cash flow, which it considers to be useful metrics for management and investors to evaluate and compare the ongoing operating performance of the company. See "About Non-GAAP Financial Information" below for more information regarding financial measures not prepared in accordance with generally accepted accounting principles (GAAP).

Wave Acquisition (waveapps.com)
Today the company announced in a separate release that it entered into an agreement to acquire Wave, a rapidly-growing financial solutions platform focused on changing the way small business owners manage their finances. Under the terms of the agreement, H&R Block will acquire all outstanding shares of Wave for $405 million, funded with available cash. The transaction is expected to close in the next few months, subject to regulatory approval and customary closing conditions.
Dividend Increase and Share Repurchase Authorization
The company announced that its Board of Directors approved a 4 percent increase in its quarterly dividend, to $0.26 per share. Future actions regarding dividends will be dependent upon the Board's approval following consideration of operating results, market conditions, and capital needs, among other factors.
A quarterly cash dividend of $0.26 per share is payable on July 1, 2019 to shareholders of record as of June 21, 2019. H&R Block has paid quarterly dividends consecutively since the company went public in 1962.
The company also announced that its Board of Directors extended its previous share repurchase authorization three years. Approximately $1.0 billion remains under this authorization, which now expires in June 2022. During the fourth quarter of fiscal 2019, the company repurchased 3.2 million shares for $75 million, bringing total fiscal 2019 repurchases to 7.9 million shares for $185 million, at an average price of $23.51.
Discontinued Operations
For information on Sand Canyon, please refer to disclosures in the company’s reports on Forms 10-K, 10-Q, and other filings with the SEC.
Conference Call
Discussion of the fiscal 2019 results, outlook, the pending acquisition of Wave, and a general business update will occur during the company’s previously-announced fiscal 2019 earnings conference call for analysts, institutional investors, and shareholders. The call is scheduled for 8:30 a.m. Eastern time on June 11, 2019. To access the call, please dial the number below approximately 10 minutes prior to the scheduled starting time:
U.S./Canada (866) 987-6821 or International (630) 652-5951
Conference ID: 8988609
The call, along with a presentation for viewing, will also be webcast in a listen-only format for the media and public. The link to the webcast can be accessed directly at http://investors.hrblock.com. The presentation will be posted on the Webcasts and Presentations page at http://investors.hrblock.com following the conclusion of the call.
A replay of the call will be available beginning at 11:30 a.m. Eastern time on June 11, 2019, and continuing for seven days, by dialing (855) 859-2056 (U.S./Canada) or (404) 537-3406 (International). The conference ID is 8988609. The webcast will be available for replay beginning on June 12, 2019 and continuing for 90 days at http://investors.hrblock.com.
About H&R Block
H&R Block, Inc. (NYSE: HRB) is a global consumer tax services provider. Tax return preparation services are provided by professional tax preparers in approximately 11,000 company-owned and franchise retail tax offices worldwide, and through H&R Block tax software products for the DIY consumer. H&R Block also offers adjacent Tax Plus products and services. In fiscal 2019, H&R Block had annual revenues of $3.1 billion with over 23 million tax returns prepared worldwide. For more information, visit the H&R Block Newsroom.

About Non-GAAP Financial Information
This press release and the accompanying tables include non-GAAP financial information. For a description of these non-GAAP financial measures, including the reasons management uses each measure, and reconciliations of these non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with generally accepted accounting principles, please see the section of the accompanying tables titled "Non-GAAP Financial Information."
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the securities laws. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words or variation of words such as "expects," "anticipates," "intends," "plans," "believes," "commits," "seeks," "estimates," "projects," "forecasts," "targets," "would," "will," "should," "goal," "could" or "may" or other similar expressions. Forward-looking statements provide management's current expectations or predictions of future conditions, events or results. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements. They may include estimates of revenues, client trajectory, income, effective tax rate, earnings per share, cost savings, capital expenditures, dividends, share repurchases, liquidity, capital structure, market share, industry volumes or other financial items, descriptions of management’s plans or objectives for future operations, products or services, or descriptions of assumptions underlying any of the above. All forward-looking statements speak only as of the date they are made and reflect the company's good faith beliefs, assumptions and expectations, but they are not guarantees of future performance or events. Furthermore, the company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions, factors, or expectations, new information, data or methods, future events or other changes, except as required by law. By their nature, forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Factors that might cause such differences include, but are not limited to a variety of economic, competitive and regulatory factors, many of which are beyond the company's control, that are described in our Annual Report on Form 10-K for the fiscal year ended April 30, 2018 in the section entitled "Risk Factors" and additional factors we may describe from time to time in other filings with the Securities and Exchange Commission. You may get such filings for free at our website at http://investors.hrblock.com. In addition, factors that may cause the company’s actual estimated effective tax rate to differ from estimates include the company’s actual results from operations compared to current estimates, future discrete items, changes in interpretations and assumptions the company has made, and future actions of the company. You should understand that it is not possible to predict or identify all such factors and, consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.
For Further Information
Investor Relations:    Colby Brown, (816) 854-4559, colby.brown@hrblock.com
Media Relations:    Susan Waldron, (816) 854-5522, susan.waldron@hrblock.com

TABLE FOLLOWS

CONSOLIDATED STATEMENTS OF OPERATIONS			(unaudited, in 000s - except per share amounts)
	Three months ended April 30,		Year ended April 30,
	2019	2018	2019	2018

REVENUES:
Service revenues	$2,063,941	$2,125,037	$2,691,727	$2,766,426
Royalty, product and other revenues	268,502	267,812	403,154	393,505
	2,332,443	2,392,849	3,094,881	3,159,931
OPERATING EXPENSES:
Costs of revenues	863,521	855,394	1,756,922	1,739,729
Selling, general and administrative	317,650	286,959	722,167	668,152
Total operating expenses	1,181,171	1,142,353	2,479,089	2,407,881

Other income (expense), net	5,144	2,795	16,419	6,054
Interest expense on borrowings	(21,837)	(22,270)	(87,051)	(89,372)
Income from continuing operations before income taxes	1,134,579	1,231,021	545,160	668,732
Income taxes	249,810	85,057	99,904	41,823
Net income from continuing operations	884,769	1,145,964	445,256	626,909
Net loss from discontinued operations	(6,860)	(3,037)	(22,747)	(13,760)
NET INCOME	$877,909	$1,142,927	$422,509	$613,149

BASIC EARNINGS (LOSS) PER SHARE:
Continuing operations	$4.36	$5.47	$2.16	$2.99
Discontinued operations	(0.04)	(0.02)	(0.11)	(0.06)
Consolidated	$4.32	$5.45	$2.05	$2.93

WEIGHTED AVERAGE BASIC SHARES	202,675	209,230	205,372	208,824

DILUTED EARNINGS (LOSS) PER SHARE:
Continuing operations	$4.32	$5.43	$2.15	$2.98
Discontinued operations	(0.03)	(0.01)	(0.11)	(0.07)
Consolidated	$4.29	$5.42	$2.04	$2.91

WEIGHTED AVERAGE DILUTED SHARES	204,199	210,527	206,724	210,213

CONSOLIDATED BALANCE SHEETS	(unaudited, in 000s - except per share data)
As of April 30,	2019	2018

ASSETS
Cash and cash equivalents	$1,572,150	$1,544,944
Cash and cash equivalents - restricted	135,577	118,734
Receivables, net	138,965	146,774
Prepaid expenses and other current assets	146,667	81,261
Total current assets	1,993,359	1,891,713
Property and equipment, net	212,092	231,888
Intangible assets, net	342,493	373,981
Goodwill	519,937	507,871
Deferred tax assets and income taxes receivable	141,979	34,095
Other noncurrent assets	90,085	101,401
Total assets	$3,299,945	$3,140,949
LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Accounts payable and accrued expenses	$249,525	$251,975
Accrued salaries, wages and payroll taxes	196,527	141,499
Accrued income taxes and reserves for uncertain tax positions	271,973	263,050
Current portion of long-term debt	—	1,026
Deferred revenue and other current liabilities	204,976	186,101
Total current liabilities	923,001	843,651
Long-term debt	1,492,629	1,494,609
Deferred tax liabilities and reserves for uncertain tax positions	197,906	229,430
Deferred revenue and other noncurrent liabilities	144,882	179,548
Total liabilities	2,758,418	2,747,238
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Common stock, no par, stated value $.01 per share	2,383	2,462
Additional paid-in capital	767,636	760,250
Accumulated other comprehensive loss	(20,416)	(14,303)
Retained earnings	499,386	362,980
Less treasury shares, at cost	(707,462)	(717,678)
Total stockholders' equity	541,527	393,711
Total liabilities and stockholders' equity	$3,299,945	$3,140,949

CONSOLIDATED STATEMENTS OF CASH FLOWS	(unaudited, in 000s)
Year ended April 30,	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$422,509	$613,149
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	166,695	183,295
Provision for bad debt	70,569	74,489
Deferred taxes	1,129	112,140
Stock-based compensation	23,767	21,954
Changes in assets and liabilities, net of acquisitions:
Receivables	(73,648)	(63,935)
Prepaid expenses and other current and noncurrent assets	(4,503)	(6,453)
Accounts payable, accrued expenses, salaries, wages and payroll taxes	54,827	(10,532)
Deferred revenue, other current and noncurrent liabilities	(13,758)	9,127
Income tax receivables, accrued income taxes and income tax reserves	(36,824)	(75,491)
Other, net	(4,225)	(7,740)
Net cash provided by operating activities	606,538	850,003

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(95,490)	(98,583)
Payments made for business acquisitions, net of cash acquired	(43,637)	(42,539)
Franchise loans funded	(19,922)	(22,320)
Payments received on franchise loans	32,671	39,968
Other, net	(28,753)	11,417
Net cash used in investing activities	(155,131)	(112,057)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments of line of credit borrowings	(720,000)	(830,000)
Proceeds from line of credit borrowings	720,000	830,000
Dividends paid	(205,461)	(200,469)
Repurchase of common stock, including shares surrendered	(189,912)	(9,147)
Proceeds from exercise of stock options	2,532	28,340
Other, net	(10,854)	(9,388)
Net cash used in financing activities	(403,695)	(190,664)

Effects of exchange rate changes on cash	(3,663)	(1,143)

Net increase in cash, cash equivalents and restricted cash	44,049	546,139
Cash, cash equivalents and restricted cash, beginning of the year	1,663,678	1,117,539
Cash, cash equivalents and restricted cash, end of the year	$1,707,727	$1,663,678

SUPPLEMENTARY CASH FLOW DATA:
Income taxes paid, net of refunds received	$132,982	$8,276
Interest paid on borrowings	82,442	84,320
Accrued additions to property and equipment	6,159	3,010

FINANCIAL RESULTS	(unaudited, in 000s - except per share amounts)
	Three months ended April 30,		Year ended April 30,
	2019	2018	2019	2018
REVENUES:
U.S. assisted tax preparation	$1,529,429	$1,613,204	$1,858,998	$1,947,160
U.S. royalties	185,643	186,049	243,541	245,444
U.S. DIY tax preparation	222,422	204,348	260,082	243,159
International revenues	123,582	126,607	220,562	227,266
Revenues from Refund Transfers	120,519	117,238	169,985	171,959
Revenues from Emerald Card®	59,552	62,348	98,256	102,640
Revenues from Peace of Mind® Extended Service Plan	30,623	25,077	108,114	101,572
Revenues from Tax Identity Shield®	18,022	21,494	35,661	28,823
Interest and fee income on Emerald AdvanceTM	26,414	24,653	58,182	56,986
Other	16,237	11,831	41,500	34,922
Total revenues	2,332,443	2,392,849	3,094,881	3,159,931

Compensation and benefits:
Field wages	488,600	478,809	751,392	740,675
Other wages	64,950	51,344	217,061	191,981
Benefits and other compensation	90,389	86,837	180,276	173,221
	643,939	616,990	1,148,729	1,105,877

Occupancy	111,328	118,769	401,341	401,524
Marketing and advertising	181,451	166,267	269,807	249,142
Depreciation and amortization	40,682	46,417	166,695	183,295
Bad debt	37,504	41,060	70,695	74,489
Other (1)	166,267	152,850	421,822	393,554
Total operating expenses	1,181,171	1,142,353	2,479,089	2,407,881

Other income (expense), net	5,144	2,795	16,419	6,054
Interest expense on borrowings	(21,837)	(22,270)	(87,051)	(89,372)
Income from continuing operations before income taxes	1,134,579	1,231,021	545,160	668,732
Income taxes	249,810	85,057	99,904	41,823
Net income from continuing operations	884,769	1,145,964	445,256	626,909
Net loss from discontinued operations	(6,860)	(3,037)	(22,747)	(13,760)
NET INCOME	$877,909	$1,142,927	$422,509	$613,149

BASIC EARNINGS (LOSS) PER SHARE:
Continuing operations	$4.36	$5.47	$2.16	$2.99
Discontinued operations	(0.04)	(0.02)	(0.11)	(0.06)
Consolidated	$4.32	$5.45	$2.05	$2.93

WEIGHTED AVERAGE BASIC SHARES	202,675	209,230	205,372	208,824

DILUTED EARNINGS (LOSS) PER SHARE:
Continuing operations	$4.32	$5.43	$2.15	$2.98
Discontinued operations	(0.03)	(0.01)	(0.11)	(0.07)
Consolidated	$4.29	$5.42	$2.04	$2.91

WEIGHTED AVERAGE DILUTED SHARES	204,199	210,527	206,724	210,213

EBITDA from continuing operations (2)	$1,197,098	$1,299,708	$798,906	$941,399
EBITDA margin of continuing operations (2)	51.3%	54.3%	25.8%	29.8%

(1)	We reclassified $31.0 million of supplies expense from its own financial statement line to other expenses for fiscal year 2018 to conform to the current year presentation.

(2)	See "Non-GAAP Financial Information" for a reconciliation of non-GAAP measures.

TAX OPERATING DATA
Year ended April 30,	2019	2018	% Change

U.S. Tax Returns Prepared: (in 000s) (1) (2)
Company-Owned Operations	8,033	8,186	(1.9)%
Franchise Operations	3,583	3,633	(1.4)%
Total H&R Block Assisted	11,616	11,819	(1.7)%

Desktop	1,969	2,031	(3.1)%
Online	6,012	5,502	9.3%
Total H&R Block DIY	7,981	7,533	5.9%

IRS Free File	665	613	8.5%
Total H&R Block U.S. Returns	20,262	19,965	1.5%

International tax returns prepared: (in 000s)
Canada	2,465	2,423	1.7%
Australia	747	757	(1.3)%
Other	142	187	(24.1)%
Total international returns	3,354	3,367	(0.4)%
Tax returns prepared worldwide	23,616	23,332	1.2%

Net Average Charge (U.S. only): (3)
Company-Owned Operations	$231.60	$241.41	(4.1)%
Franchise Operations (4)	216.61	210.63	2.8%
DIY	32.59	32.28	1.0%

(1)
An assisted tax return is defined as a current or prior year individual tax return that has been accepted and paid for by the client, including Tax Pro GoSM and Tax Pro ReviewSM returns. Also included are business returns, which account for less than 1% of assisted tax returns. A DIY return is defined as a return that has been electronically filed and accepted by the IRS. Also included are online returns paid and printed.

(2)	Amounts have been reclassified between company-owned and franchise operations for offices which were refranchised or repurchased by the company during the year.

(3)	Net average charge is calculated as tax preparation fees divided by tax returns prepared. For DIY, net average charge excludes IRS Free File.

(4)
Net average charge related to H&R Block Franchise Operations represents tax preparation fees collected by H&R Block franchisees divided by returns prepared in franchise offices. H&R Block will recognize a portion of franchise revenues as franchise royalties based on the terms of franchise agreements.

	Three months ended April 30,		Year ended April 30,
NON-GAAP FINANCIAL MEASURE - EBITDA	2019	2018	2019	2018

Net income - as reported	$877,909	$1,142,927	$422,509	$613,149
Discontinued operations, net	6,860	3,037	22,747	13,760
Net income from continuing operations - as reported	884,769	1,145,964	445,256	626,909
Add back:
Income taxes of continuing operations	249,810	85,057	99,904	41,823
Interest expense of continuing operations	21,837	22,270	87,051	89,372
Depreciation and amortization of continuing operations	40,682	46,417	166,695	183,295
	312,329	153,744	353,650	314,490

EBITDA from continuing operations	$1,197,098	$1,299,708	$798,906	$941,399

EBITDA margin from continuing operations (1)	51.3%	54.3%	25.8%	29.8%

	Three months ended April 30,		Year ended April 30,
Supplemental Information	2019	2018	2019	2018

Stock-based compensation expense:
Pretax	$5,759	$4,889	$23,767	$21,954
After-tax	4,492	4,551	19,418	20,571
Amortization of intangible assets:
Pretax	$18,757	$20,418	$73,218	$79,883
After-tax	14,630	19,007	59,819	74,850

(1)	EBITDA margin from continuing operations is computed as EBITDA from continuing operations divided by revenues from continuing operations.
NON-GAAP FINANCIAL INFORMATION
The accompanying press release contains non-GAAP financial measures. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. Because these measures are not measures of financial performance under GAAP and are susceptible to varying calculations, they may not be comparable to similarly titled measures for other companies.
We consider our non-GAAP financial measures to be performance measures and a useful metric for management and investors to evaluate and compare the ongoing operating performance of our business.
We may consider whether significant items that arise in the future should be excluded from our non-GAAP financial measures.
We measure the performance of our business using a variety of metrics, including EBITDA from continuing operations and free cash flow. We also use EBITDA from continuing operations and pretax income of continuing operations, each subject to permitted adjustments, as performance metrics in incentive compensation calculations for our employees.